Exhibit 5.1

Albéa S.A. (formerly Twist Beauty S.à r.l. & Partners SCA)

5 rue Guillaume Kroll

L-1882 Luxembourg

Grand Duchy of Luxembourg

Luxembourg, [•] 2014

Dear Sirs,

Albéa S.A. - F-1 Registration Statement

1                                                  Introduction

We have acted as special legal counsel in the Grand Duchy of Luxembourg (Luxembourg) to Albéa S.A., (formerly Twist Beauty S.à r.l. & Partners SCA), a Luxembourg public limited liability company (société anonyme) with registered office at 5 rue Guillaume Kroll, L-1882, Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg register for trade and companies (the RCS) under number B161.913 (the Company).

This legal opinion (the Opinion) is issued to you in connection with the form F-1 registration statement (the Registration Statement) being filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the US Securities Act) for the registration of [•] ordinary shares in the capital of the Company with a nominal value of USD 1.00 each (the Shares) that are proposed to be sold pursuant to an underwriting agreement (the Underwriting Agreement) to be entered into into on [•] 2014, among the Company and [Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co and J.P. Morgan Securities LLC], as representatives of the underwriters listed in Schedule 1 thereto (the Underwriters).

2                                                  Scope of Inquiry

For the purpose of this Opinion we have examined electronically transmitted copies of the following documents:

(a)                       the resolutions adopted at an extraordinary general meeting of shareholders of the Company on [•] 2014 (the Shareholders Resolutions) including the amended and restated articles of association of the Company upon its conversion from an société en commandite par actions to a société anonyme, as drawn up by Maître [Henri Beck], notary in Echternach, Luxembourg (the Articles);

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via www.loyensloeff.lu.

AMSTERDAM   •   ARNHEM   •   BRUSSELS   •   LUXEMBOURG   •   ROTTERDAM   •   ARUBA   •   CURACAO   •   DUBAI GENEVA   •   HONG KONG   •   LONDON   •   NEW YORK   •   PARIS   •   SINGAPORE   •   TOKYO   •   ZURICH

(b)                       the resolutions of the board of directors of the Company dated [..] and [..], in respect of the Registration Statement and the transactions as set out therein (the Board Resolutions);

(c)                        an excerpt pertaining to the Company delivered by the RCS on the date of this Opinion (the Excerpt); and

(d)                       a certificate of absence of judicial decisions (certificats de non-inscription d’une décision judiciaire) pertaining to the Company delivered by the RCS on the date of this Opinion with respect to the situation of the Company one business day prior to the date of this Opinion (the RCS Certificate).

3                                                  Assumptions

We have assumed the following:

(a)                       the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

(b)                       all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Opinion Documents (and any document in connection therewith) and the date of this Opinion; and

(c)                        the Shareholders Resolutions, the Articles, the Board Resolutions, the Excerpt and the RCS Certificate are true and accurate and in full force and effect and have not been amended, rescinded, revoked or declared null and void.

4                                                  Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any factual matter not disclosed to us, we are of the following opinion:

4.1                                        The Company is a public limited liability company (société anonyme), duly incorporated and validly existing under Luxembourg law for an unlimited duration.

4.2                                        The Shares to be issued and sold have been duly authorised in accordance with the Articles and the laws of Luxembourg and, when duly subscribed to and fully paid and issued in accordance with the Board Resolutions and the Underwriting Agreement, will be validly issued and fully paid and non-assessable and the issuance of such Shares will not be subject to any pre-emptive or similar rights.

5                                                  Qualification

This Opinion is subject to the following qualification: our opinion that the Company is validly existing is based on the Articles, the Excerpt and the RCS Certificate (which confirm in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée) or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Company have been registered with the RCS). The Articles, the Excerpt and the RCS Certificate are,

however, not capable of revealing conclusively whether or not the Company is subject to any bankruptcy (faillite), insolvency, moratorium, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), court ordered liquidation or reorganisation or any similar Luxembourg or foreign proceedings affecting the rights of creditors generally.

6                                                  Miscellaneous

6.1                                        We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws. This Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law.

6.2                                        We consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the US Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Loyens & Loeff Luxembourg S.à r.l.

Thierry Lohest